Exhibit 99.2

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Prices $1.3 Billion Securitized Financing Facility

GLENDALE, Calif., May 28, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced that it has entered into a purchase agreement (the “Purchase Agreement”) under which two of the Company’s indirect, special purpose subsidiaries (the “Co-Issuers”) have agreed to issue and sell two tranches of fixed rate senior secured notes. The financing facility is comprised of Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes, (“Class A-2-I Notes”) in an initial principal amount of $700 million and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes, (“Class A-2-II Notes”) in an initial principal amount of $600 million (the “Class A-2-I Notes”, together with the “Class A-2-II Notes”, the “Class A-2 Notes”). Under the Purchase Agreement, the Class A-2-I Notes will bear interest at a rate of 4.194% per annum, payable quarterly, and will have an expected term of five years. The Class A-2-II Notes will bear interest at a rate of 4.723% per annum, payable quarterly, and will have an expected term of seven years.

The Class A-2 Notes are expected to be issued by the Co-Issuers in a privately placed securitization. The Co-Issuers and their subsidiaries will own substantially all of the Applebee’s and IHOP domestic franchising, rental and financing assets and will use the cash flows generated from these assets to make interest and principal payments on the Class A-2 Notes. The Company also intends to replace its existing Series 2018-1 Class A-1, Variable Funding Senior Notes with new Series 2019-1 Class A-1, Variable Funding Senior Notes on substantially the same terms in order to conform to the maturities of the Class A-2 Notes.

The net proceeds of the new facility would be used to repay the Company’s existing Series 2014-1 Class A-2, Fixed Rate Senior Secured Notes, for transaction costs associated with the refinancing and for general corporate purposes.

As of March 31, 2019, the balance of the Series 2014-1 Class A-2, Fixed Rate Senior Secured Notes was approximately $1.28 billion. The Series 2018-1 Class A-1, Variable Funding Senior Notes were not drawn upon as of March 31, 2019, although $2.2 million was pledged against the Class A-1 Variable Funding Senior Notes for outstanding letters of credit.

The closing of the transactions referenced above is expected to be on or around June 5, 2019, subject to the satisfaction of various closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Dine Brands, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.